FIFTH AMENDMENT TO GUARANTY


     This Amendment, dated as of September 8, 1995, is entered into by
(1) FRONTIER OIL CORPORATION, a Delaware corporation (the
"Guarantor"), (2) the banks (the "Banks") parties to the Credit
Agreement (as hereinafter defined) and (3) UNION BANK, a California banking corporation, as agent (the "Agent") for the Banks.

Recitals

     A. Frontier oil and Refining Company, a Delaware corporation (the "Borrower"), the Banks and the Agent have entered into a Revolving Credit and Letter of Credit Agreement dated as of August 10, 1992, as amended by a letter of waiver and amendment dated March 17, 1993, a Second Amendment to Revolving Credit and Letter of Credit Agreement dated as of April 30, 1993, a Third Amendment to Revolving Credit and Letter of Credit Agreement dated as of December 31, 1993, a Fourth Amendment to Revolving Credit and Letter of Credit Agreement dated as of July 6, 1994 and a Fifth Amendment to Revolving Credit and Letter of Credit Agreement dated as of July 1, 1995 (said Agreement, as so amended, herein called the "Credit Agreement"). Terms defined in the credit Agreement and not otherwise defined herein have the same respective meanings when used herein, and the rules of interpretation set forth in Sections 1.2 and 1.3 of the Credit Agreement are incorporated herein by reference.

     B. The Guarantor has executed a Guaranty dated as of August 18, 1992, as amended by a First Amendment to Guaranty dated as of October 8, 1992, a letter of waiver and amendment dated March 17, 1993, a Second Amendment to Guaranty dated as of December 31, 1993, a Third Amendment to Guaranty dated July 6, 1994 and a Fourth Amendment to Guaranty dated July 1, 1995 (said Guaranty, as so amended, herein called the "Guaranty"), in favor of the Banks and the Agent, guaranteeing all of the obligations of the Borrower under the Credit Agreement and the other Credit Documents.

     C. The Guarantor, the Banks and the Agent wish to (1) amend the Guaranty to change the terms of certain of the covenants contained therein and (2) take action to permit (a) the Guarantor to contribute to Frontier Pipeline, Inc. ("FPLI") the shares of Frontier Products, Inc. ("FPI") owned by the Guarantor and (b) the subsequent merger of FPI into FPLI. Accordingly, the Guarantor, the Banks and the Agent hereby agree as set forth below.

     Section 1. Amendments to Guaranty. Effective as of the date hereof and subject to satisfaction of the conditions precedent set forth in Section 2, the Guaranty is hereby amended as follows:

          (a) Section 7.2(b)(v) of the Guaranty is amended in full to read as follows:

               "(v) Debt to brokerage firms listed on Schedule 3, or to Wainoco in respect of Debt of Wainoco (incurred on behalf of the Guarantor or any of its Subsidiaries in the purchase or sale of commodity futures contracts or related options) to brokerage firms listed on Schedule 3, all such Debt not to exceed three million five hundred thousand dollars ($3,500,000) for the Guarantor and its Subsidiaries in the aggregate at any time, relating to commodity hedging activity in margin accounts, but only to the extent that such activity is permitted pursuant to Section 7.2(g)."

          (b) Section 7.2(f)(vii) of the Guaranty is amended in full to read as follows:


               "(vii) the Guarantor or any of its Subsidiaries from making the following payments: (A) payments from time to time to Wainoco equal to the Guarantor's or such Subsidiary's liability to Wainoco pursuant to the Guarantor's and its Subsidiaries' tax-sharing arrangement with Wainoco; provided, however, that such payments shall not exceed the Guarantor's or such Subsidiary's current tax liability that would otherwise by payable to the Internal Revenue Service or other appropriate Governmental Persons if the Guarantor or such Subsidiary were required to pay taxes on an unconsolidated, stand-alone basis; or (B) payments from time to time to Wainoco in respect of Debt of the Guarantor or such Subsidiary to Wainoco permitted pursuant to Section 7.2(b)(v)."

          (c) Section 7.2(g) of the Guaranty is amended in full to read as follows:

          "(g) Commodity Futures Contracts. The Guarantor will not purchase or sell, or permit any of its Subsidiaries to purchase or sell, either by purchasing or selling directly or by purchasing or selling indirectly through Wainoco or any other Person acting on behalf of the Guarantor or such Subsidiary, (i) any 'hedged' (as defined pursuant to generally accepted accounting principles) commodity futures contracts or related options, except such contracts or related options that are (A) for the sale or purchase of crude oil or petroleum products and are traded on the New York Mercantile

Exchange, (B) entered into in the ordinary course of the business of the Guarantor or such Subsidiary, (C) economically appropriate and consistent with such business, (D) used to offset price risks incidental to cash or spot transactions in crude oil or petroleum products, (E) established and liquidated in accordance with sound commercial practices and (F) held by a broker listed on Schedule 3; or
(ii) any unhedged commodity futures contracts or related options, except contracts or related options that are (A) for the sale or purchase of crude oil or petroleum products and are traded on the New York Mercantile Exchange, (B) held by a broker listed on Schedule 3 and (C) not in excess of one hundred (100) contracts in the aggregate at any one time."


          (d) Schedule 3 to the Guaranty is amended by deleting the first entry thereon and substituting the following:

               "Smith Barney
                Galleria Financial Center
                5065 Westheimer, Suite 900
                Houston, Texas 77056".

     Section 2. Conditions to Effectiveness. This Amendment shall become effective when the Agent has received all of the following documents, each dated the date hereof, in form and substance satisfactory to the Agent and in the number of originals requested by the Agent:

          (a) this Amendment executed by the Guarantor and the Banks;

          (b) a consent to this Amendment duly executed by Wainoco and the Guarantors other than Frontier Oil Corporation; and

          (c) such other approvals, opinions and documents as the Agent may reasonably request.

     Section 3. Representations and Warranties of Guarantor.  The
Guarantor represents and warrants as follows:

          (a) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) The execution, delivery and performance by the Guarantor of this Amendment and the Credit Documents, as amended hereby, to which it is or is to be a party are within the Guarantor's corporate powers, have been duly authorized by all necessary corporate action and do not (i) contravene the Guarantor's charter documents or bylaws, (ii) contravene any

Governmental Rule or contractual restriction binding on or affecting the Guarantor or (iii) result in or require the creation or imposition of any Lien or preferential arrangement of any nature (other than any created by the Credit Documents) upon or with respect to any of the properties now owned or hereafter acquired by the Guarantor.

          (c) No Governmental Action is required for the due execution, delivery and performance by the Guarantor of this Amendment or any of the Credit Documents, as amended hereby, to which the Guarantor is or is to be a party.

          (d) This Amendment and each of the Credit Documents, as amended hereby, to which the Guarantor is a party constitute legal, valid and binding obligations of the Guarantor enforceable against the Guarantor in accordance with their respective terms.

          (d) The Stock Pledge Agreement constitutes a valid and perfected a first-priority Lien on the Collateral covered thereby, enforceable against all third parties in all jurisdictions, and secures the payment of all obligations of the Guarantor under the Guaranty, as amended hereby; and the execution, delivery and performance of this Amendment do not adversely affect the Lien of the Stock Pledge Agreement.

          (f) The consolidated balance sheet of the Guarantor and its Subsidiaries as of December 31, 1994 and the related consolidated statements of income, retained earnings and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, certified by Arthur Andersen & Co., independent public accountants, and the report as of July 31, 1995 referred to in Section 7.1(j) (i) of the Guaranty, certified by the chief financial officer or chief accounting officer of the Guarantor, fairly present the consolidated financial condition of the Guarantor and its Subsidiaries as of such dates and the consolidated results of the operations of the Guarantor and its Subsidiaries for the fiscal periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis. Since July 31, 1995 there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Guarantor or any of its Subsidiaries. The Guarantor and its Subsidiaries have no material contingent liabilities except as disclosed in such financial statements or the notes thereto.

          (g) There is no pending or, to the knowledge of the Guarantor, threatened action or proceeding affecting the Guarantor or any its Subsidiaries before any Governmental Person or arbitrator that may materially and adversely affect the financial condition or operations of the Guarantor or any of its Subsidiaries or that purports to affect the legality, validity or enforceability of this Amendment or any of the Credit Documents, as amended hereby, to which the Guarantor is a party.

          (h) The representations and warranties contained in the Credit Documents are true in all material respects as though made on and as of the effective date of this Amendment.

          (i) No event has occurred and is continuing, or would result from the effectiveness of this Amendment, that constitutes a Default or an Event of default.

     Section 4. Consent and Waiver. Effective as of the date hereof and subject to satisfaction of the conditions precedent set forth in
Section 2, the Banks hereby consent to (a) the Guarantor's contribution to FPLI of the shares of FPI held by the Guarantor and
(b) the subsequent merger of FPI into FPLI, and the Banks hereby waive any requirements of the Credit Document that would otherwise prohibit that contribution or merger.

     Section 5.  Reference to and Effect on credit Documents.

          (a) On and after the effective date of this Amendment, each reference in the Guaranty to "this Guaranty," "hereunder," "hereof," "herein" or any other expression of like import referring to the Guaranty, and each reference in the other Credit Documents to "the FOC guaranty," "thereunder," "thereof," "therein" or any other expression of like import referring to the Guaranty, shall mean and be a reference to the Guaranty as amended by this Amendment.

          (b) Except as specifically amended or waived above, the Guaranty and the other Credit Documents shall remain in full force and effect and are hereby ratified and confirmed. Without limiting the generality of the foregoing, the Stock Pledge Agreement and all of the Collateral described therein do and shall continue to secure the payment of all obligations of the Guarantor under the Guaranty, as amended hereby.

          (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Bank or the Agent under any of the Credit Documents or constitute a waiver of any provision of any of the Credit Documents.

     Section 6. Costs, Expenses and Taxes. The Guarantor agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, including the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities hereunder and thereunder. In addition, the Guarantor shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Amendment and the other instruments and documents to be delivered hereunder, and the Guarantor agrees to save the Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     Section 8. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF CALIFORNIA.


FRONTIER OIL CORPORATION


By:  /s/  John D. Galvin
     ----------------------------
     Jon D. Galvin
     Vice President and Chief Financial Officer


UNION BANK, as Agent and as a Bank


By:  /s/  Richard P. DeGrey, Jr.
     ----------------------------
     Richard P. DeGrey, Jr.
     Vice President

BANQUE PARIBAS


By:  /s/  Mark M. Green
     ----------------------------
Name:  Mark M. Green
Title:  Vice President


By:  /s/ Barton D. Schouest
     ----------------------------
Name:  Barton D. Schouest
Title:  Group Vice President


DEN NORSKE BANK AS


By:  /s/ Alfred C. Jones, III*
     ---------------------------
Name:  Alfred C. Jones, III
Title:  Senior Vice President and General Counsel


By:  /s/ Fran Meyer
     ---------------------------
Name:  Fran Meyer
Title:  Vice President

CONSENT

     Effective as of September 8, 1995, (1) WAINOCO OIL CORPORATION, as obligor under the Support and Clawback Agreement made as of August 18, 1992 (the "Support Agreement") in favor of the Banks (as defined in the Credit Agreement referred to below) and Union Bank, as agent (the "Agent") for the Banks, and (2) each of FRONTIER HOLDINGS INC., FRONTIER REFINING INC. and FRONTIER PIPELINE INC., as guarantor under its respective Guaranty dated as of August 18, 1992 in favor of the Banks and the Agent, hereby consent to the Fifth Amendment to Guaranty substantially in the form attached hereto as Exhibit A (the "Guaranty Amendment") and hereby confirm and agree that the Support Agreement or such Guaranty, as applicable, is and shall continue to be in full force and effect and is ratified and confirmed in all respects, except that, on and after the effective date of the Guaranty Amendment, each reference in the Support Agreement or such Guaranty to "the FOC Guaranty," "thereunder," "thereof," "therein" or any other expression of like import referring to the FOC Guaranty (as defined in the Credit Agreement referred to in the Guaranty Amendment) shall mean and be a reference to the FOC Guaranty as amended by the Guaranty Amendment.


WAINOCO OIL CORPORATION


By:  /s/ Julie H. Edwards
     ---------------------------
     Julie H. Edwards
     Senior Vice President - Finance
       and Chief Financial Officer and Treasurer


FRONTIER HOLDINGS INC.


By:  /s/ Jon D. Galvin
     ---------------------------
     Jon D. Galvin
     Vice President and
       Chief Financial Officer


FRONTIER REFINING INC.


By:  /s/ Jon D. Galvin
     ---------------------------
     Jon D. Galvin
     Vice President and
       Chief Financial Officer


FRONTIER PIPELINE INC.


By:  /s/ Jon D. Galvin
     ---------------------------
     Jon D. Galvin
     Vice President

                                 - 2 -